On August 21, 2019, NASDAQ Listing Qualifications staff (Staff) notified Tandy Leather Factory, Inc.
(Company) that it determined to delist the Company based on Rule 5250(c)(1). On February 25, 2020, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on April 2, 2020. On April 30, 2020, the
Panel issued a decision that granted the Company through August 10, 2020 to regain compliance.
However, after the Company informed the Panel that it would not meet this new deadline, the Panel issued a delisting decision on August 11, 2020. On August 26,
2020, the Company exercised its right to appeal the Panel decision to the Nasdaq Listing and Hearing Review
Council (Council) pursuant to Rule 5820(a).  On October
29, 2020, the Council issued a decision that affirmed the Panel decision to delist the Companys securities.
On February 1, 2021, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).